EXHIBIT 99.1: PRESS RELEASE OF PAYCHEX, INC. DATED OCTOBER 8, 2004

FOR IMMEDIATE RELEASE

John Morphy, CFO, or Jan Shuler 585-383-3406.

Access Paychex, Inc. news releases, current financial information, related SEC filings, and Investor Relations presentation at www.paychex.com.

PAYCHEX, INC. ANNOUNCES APPOINTMENT OF NEW PRESIDENT AND CEO JONATHAN JUDGE TO
BOARD OF DIRECTORS

ROCHESTER, N.Y., October 8, 2004 – The Board of Directors of Paychex, Inc. (NASDAQ:PAYX) today announced that it has appointed Jonathan J. Judge to the Board and to the Executive Committee of the Board, effective October 6, 2004. Judge, 50, was appointed president and chief executive officer of Paychex on October 1, 2004. He succeeds Paychex founder B. Thomas Golisano in that role. Golisano remains as chairman of the Board of Directors.

As disclosed in its Form 8-K filed with the Securities and Exchange Commission on October 4, 2004, Paychex, on October 1, 2004, granted Mr. Judge ten-year options to acquire 650,000 shares of Paychex common stock for $30.68 per share. The options vest one-third per year on each of the second, third, and fourth anniversaries of the grant, with acceleration provisions under certain circumstances, as set forth more fully in the Employment Agreement filed with the Form 8-K.

Paychex, Inc. is a leading national provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human resource and benefits outsourcing services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 505,000 payroll clients nationwide.